Exhibit 10.4

Manugistics Group, Inc.

Description of Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements for each of the Company’s named executive officers (the “officers”).  The compensation arrangements consist of salary and perquisites, annual cash incentive compensation and equity awards.  Each of the officers is an at-will employee of Manugistics except for Mr. Cowan, who is party to an employment agreement with the Company incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on July 27, 2004 and Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2005.

Name and Position	Base Salary
Joseph L. Cowan	$400,000
Chief Executive Officer
Raghavan Rajaji	$315,000
Executive Vice President and Chief Financial Officer
Ronald P. Kubera	$225,000
Senior Vice President of Consumer Goods

The officers are entitled to all benefits made generally available to Manugistics employees.  In addition, under his employment agreement, Mr. Cowan is eligible for certain perquisites.

Messrs. Rajaji and Kubera are eligible to receive an annual incentive cash bonus in an amount ranging up to 95% and 100%, respectively, of their base salary based on corporate performance, managerial and personal award targets or goals to be determined by the Compensation Committee based upon the recommendation of the Chief Executive Officer. Under his employment agreement, Mr. Cowan is eligible to receive an annual incentive cash bonus in an amount ranging up to 100% of his base salary based on award bonus targets established by the Board or the Compensation Committee.

Each officer, other than the Chief Executive Officer, is eligible to receive performance awards in the form of stock option grants and restricted stock awards to be determined by the Compensation Committee based upon the recommendation of the Chief Executive Officer.  Under his employment agreement, Mr. Cowan is eligible to receive performance awards in the form of stock option grants and restricted stock awards upon the approval of the Compensation Committee.

Except for the Chief Executive Officer, each officer is a party to an offer letter, which generally provides for stock option grants and annual incentive cash bonuses, and a Change in Control Agreement, the form of which is attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2005.